UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

TRIQUINT SEMICONDUCTOR, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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TRIQUINT SEMICONDUCTOR, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 13, 2010

4:00 p.m. (Pacific Time)

TO OUR STOCKHOLDERS:

The 2010 Annual Meeting of Stockholders of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us” or “our company”), will be held on Thursday, May 13, 2010, at 4:00 p.m., Pacific time, at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, for the following purposes:

1.	To elect eight directors nominated by the board of directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To transact such other business as may properly come before the annual meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are described in greater detail in the proxy statement accompanying this notice. Stockholders who owned shares of our common stock at the close of business on Friday, March 19, 2010, are entitled to attend and vote at the annual meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. A stockholder may examine the list for any legally valid purpose relating to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

This year we are again furnishing proxy materials to our stockholders over the Internet. You may read, print and download our annual report to stockholders and proxy statement at the Investor Relations section of our website at http://www.triquint.com/investors/materials/filings/. On April 2, 2010, we mailed our stockholders a notice containing instructions on how to access our 2010 proxy statement and annual report to stockholders via the Internet and vote online. The notice also provides instruction on how you can request a paper copy of these documents free of charge if you desire, and how you can enroll in e-delivery to receive future annual materials via email.

Whether or not you plan to attend the annual meeting, please vote your shares as directed in the proxy card for the annual meeting as promptly as possible to ensure your representation and the presence of a quorum at the annual meeting.

For the Board of Directors of

TRIQUINT SEMICONDUCTOR, INC.

Steven J. Buhaly

Chief Financial Officer, Vice President of Finance and Secretary

Hillsboro, Oregon

April 2, 2010

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR SHARES AS INSTRUCTED IN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE.

Item	Page
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	2
– Why is TriQuint providing these materials?	2
– What information is contained in these materials?	2
– What proposals will be voted on at the annual meeting?	2
– How does the board recommend that I vote?	2
– What shares owned by me can be voted?	2
– What is the difference between holding shares as a stockholder of record and as a beneficial owner?	2
– How can I vote my shares without attending the annual meeting?	3
– Can I change my vote?	3
– How are votes counted?	3
– What is the quorum requirement for the annual meeting?	4
– What is the voting requirement to approve each of the proposals?	4
– Who are the proxyholders and what do they do?	4
– May I cumulate my votes?
– What does it mean if I receive more than one Notice of Internet Availability?	4
– How can I revoke my proxy?	5
– Where can I find the voting results of the annual meeting?	5
– What happens if additional proposals are presented at the annual meeting?	5
– Who will count the vote?	5
– Is my vote confidential?	5
– Who will bear the cost of soliciting votes for the annual meeting?	5
– What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	6
– How do I communicate with the board?	6
– Are there any other matters to come before the meeting?	6
PROPOSAL NO. 1—ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE AND OTHER MATTERS	10
– 2009 Director Compensation Table	18
REPORT OF THE AUDIT COMMITTEE	19
PROPOSAL NO. 2—RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20
EQUITY COMPENSATION PLAN INFORMATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25

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TRIQUINT SEMICONDUCTOR, INC.

PROXY STATEMENT FOR THE

2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of TriQuint Semiconductor, Inc., a Delaware corporation (“TriQuint,” “we,” “us,” “our,” or “our company”), for use at our 2010 Annual Meeting of Stockholders, or at any adjournment. The annual meeting will be held on Thursday, May 13, 2010, at 4:00 p.m., Pacific time, for the purposes set forth in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at the company’s headquarters, located at 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Our telephone number at that location is (503) 615-9000.

A Notice of Internet Availability of Proxy Materials, which includes instructions about how to access this proxy statement, our 2009 Annual Report to Stockholders and the proxy card, is first being sent on or about April 2, 2010, to all stockholders entitled to vote at the annual meeting.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 19, 2010, are entitled to attend and vote at the annual meeting. On the record date, 153,798,417 shares of our common stock were outstanding and held of record by 426 stockholders. The closing price of our common stock on the NASDAQ Global Select Market on the record date was $6.93 per share. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. Please see the Questions and Answer section below on how to vote your shares.

Internet Availability of Proxy Materials

This year, we are complying with the Securities and Exchange Commission rules that require us to (i) mail our stockholders a Notice of Internet Availability of Proxy Materials and a proxy card, (ii) provide access to our proxy materials on our website, and (iii) mail a printed copy of the proxy materials to any stockholder who requests it.

The Notice of Internet Availability of Proxy Materials provides instructions on how to view our proxy materials for the Annual Meeting at our website and, if desired, instruct us to send you future proxy materials electronically via email. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Although we encourage you to read the enclosed proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:	Why is TriQuint providing these materials?

A:	TriQuint’s board of directors (the “Board” or “Board of Directors”) is providing these proxy materials for you in connection with TriQuint’s annual meeting of stockholders, which will take place on May 13, 2010, at 4:00 p.m. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and other required information.

Q:	What proposals will be voted on at the annual meeting?

A:	There are two proposals scheduled to be voted on at the annual meeting:

•	the election of directors (Proposal No. 1);

•	the ratification of the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal No. 2);

We will also consider other business that properly comes before the annual meeting.

Q:	How does the board recommend that I vote?

A:	TriQuint’s board recommends that you vote your shares “FOR” each of the nominees to the board; and “FOR” the ratification of the audit committee’s appointment of KPMG as our independent registered public accounting firm.

Q:	What shares owned by me can be voted?

A:	All shares of TriQuint common stock owned by you as of the close of business on March 19, 2010 (the “Record Date”) may be voted by you. On all matters to be voted on, you may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or (3) acquired through the Sawtek Employee Stock Ownership and 401(k) Plan.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of TriQuint hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with TriQuint’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability of these proxy materials is being sent directly to you by TriQuint. As the stockholder of record, you have the right to grant your voting proxy directly to TriQuint or to vote in person at the annual meeting. You may also vote your shares as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting. Your broker or nominee has sent you instructions for how you can direct the broker or nominee to vote your shares. You may vote your shares by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification. Even if you plan to attend the annual meeting, TriQuint recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by Internet by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.proxyvote.com website and entering your 12 digit control number found on the notice that you received. The voting procedures are designed to comply with Delaware law, to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet, by telephone, by delivering a written notice of revocation to the corporate secretary of our company, by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions), or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” from voting for each of the director nominees. With respect to the proposal for ratification of the appointment of KPMG LLP as our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you vote your shares without providing specific instructions regarding this proposal, your shares will be voted in accordance with the recommendations of the board.

If you elect to “ABSTAIN” from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposal to elect directors, your abstention will have no effect on the outcome of the vote with respect to this proposal, because only votes “FOR” or “AGAINST” a nominee will be counted. If you abstain from voting on the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, your abstention will have the same effect as a vote against the proposals.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. If your broker holds your shares in its name, the broker is permitted to vote your shares on the proposal for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. Shares held through a broker or other nominee who is a New York Stock Exchange member organization will only be voted in favor of the director nominees if the stockholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal. When a broker votes a client’s shares on some but not all of the proposals at the annual meeting, the missing votes are referred to as “broker non-votes.”

Q:	What is the quorum requirement for the annual meeting?

A:	The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Abstentions are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, each of the directors will be elected if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. The proposal for ratification of the audit committee’s appointment of the independent registered public accounting firm require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote at the annual meeting.

Q:	Who are the proxyholders and what do they do?

A:	The two persons named as proxyholders on the proxy card, Ralph G. Quinsey, our president and chief executive officer, and Steven J. Buhaly, our chief financial officer, vice president of finance and secretary, were designated by the board. The proxyholders will vote all properly tendered proxies (except to the extent that authority to vote has been withheld), and where a choice has been specified by you as provided in the proxy card, your proxy will be voted in accordance with the instructions you indicate on the proxy card. If you return a signed proxy card without providing specific instructions regarding each of the proposals, your shares will be voted “FOR” each of the proposals.

Q:	What does it mean if I receive more than one Notice of Internet Availability?

A:	You may receive more than one Notice of Internet Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote your shares for each Notice of Internet Availability that you receive by following the instructions in the proxy card. You may access your proxy materials and proxy card online by accessing the www.proxyvote.com website and entering your 12 digit control number found on the notice that you received.

Q:	How can I revoke my proxy?

A:	You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may do any of the following:

•	sign and return another proxy card bearing a later date;

•	enter a new vote by Internet or by telephone following the instructions in the proxy card;

•

provide written notice of the revocation to TriQuint’s secretary, Steven J. Buhaly, at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, prior to the vote at the annual meeting; or

•	attend the meeting and vote in person.

•

If your shares are held in a stock brokerage account or by a bank or other nominee, you must obtain a legal proxy from your broker or other nominee authorizing you to vote your shares at the annual meeting.

Q:	Where can I find the voting results of the annual meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in TriQuint’s current report on Form 8-K within 4 business days of the annual meeting.

Q.	What happens if additional proposals are presented at the annual meeting?

A:	Other than the two proposals described in this proxy statement, TriQuint does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Ralph G. Quinsey, TriQuint’s president and chief executive officer, and Steven J. Buhaly, TriQuint’s chief financial officer, vice president of finance and secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of TriQuint’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board.

Q:	Who will count the vote?

A:	Joseph Pugh, our assistant secretary, has been appointed to act as the inspector of elections and will tabulate the votes. In the event he is unable to do so, Susan Liles, our treasurer, will act in this role.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriQuint or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to TriQuint’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	TriQuint will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by TriQuint’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. TriQuint may retain the services of a third party firm to aid in the solicitation of proxies. TriQuint estimates that proxy solicitation costs for this meeting, if there are any, will not exceed $11,500. In addition, TriQuint may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 3, 2010, and should contain the information required under TriQuint’s bylaws. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials for next year’s meeting. Any proposals will also need to comply with the regulations of the Securities and Exchange Commission (the “SEC”) under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to our corporate secretary at our principal executive offices.

If you intend to present a proposal at our 2011 annual meeting and the proposal is not intended to be included in our proxy statement relating to that meeting, you must give us advance notice of the proposal in accordance with our bylaws. Pursuant to our bylaws, in order for a stockholder proposal to be deemed properly presented in these circumstances, a stockholder must deliver notice of the proposal to our corporate secretary at our principal executive offices no later than the close of business on December 3, 2010. However, if the date of the 2011 annual meeting is more than 30 days before or after May 13, 2011, the first anniversary of this year’s annual meeting, stockholders must give us notice of any stockholder proposals within a reasonable time before the mailing date of the proxy statement. If a stockholder does not provide us with notice of a stockholder proposal in accordance with the deadlines described above, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. The proxies to be solicited by us through our Board of Directors for our 2011 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal properly presented at the annual meeting if we fail to receive notice of the stockholder’s proposal for the meeting by December 3, 2010.

Nomination of Director Candidates: You may propose director candidates for consideration by the board’s nominating and governance committee. See “Consideration of Director Nominees” below.

Q:	How do I communicate with the board?

A:	The board has adopted a process for stockholder communications with the board and has selected Steven J. Buhaly, chief financial officer, to act as TriQuint’s contact person for stockholder communications directed to the board. Mr. Buhaly will relay all relevant questions and messages from the stockholders of TriQuint to the specific director identified by the stockholder or, if no specific director is requested, to a director selected by him. Mr. Buhaly can be reached at:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

Q:	Are there any other matters to come before the meeting?

A:	Other than the proposals listed above, the board does not intend to present any other matters to be voted on at the meeting. The board is not aware of any other matters that will be presented for action at the meeting. However, if other matters are properly brought before the stockholders at the meeting and you have signed and returned your proxy card, the proxy holders will have discretion to vote your shares on these matters to the extent authorized under the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The board has nominated TriQuint’s current directors to stand for election at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxyholders will be voted for any nominee who has been designated by the present board to fill the vacancy. The term of office for each person elected as a director will continue until the next annual meeting or until a successor has been elected and qualified. Should a nominee receive more “AGAINST” votes than “FOR” votes, that nominee is required to submit a letter of resignation for the Board of Directors to review. The following table lists the persons recommended by the nominating and governance committee and nominated by the board to be elected as directors:

Name of Nominee	Age(1)	Position with TriQuint	Since	Board Committees(2)
Dr. Paul A. Gary	69	Director	1996	C, N*
Charles Scott Gibson	57	Director	1992	A, C, N
David H.Y. Ho	50	Director		N
Nicolas Kauser	70	Director	1999	A, N
Ralph G. Quinsey	54	President and Chief Executive Officer, Director	2002	—
Dr. Walden C. Rhines	63	Director	1995	C*, N
Steven J. Sharp	68	Chairman of the Board, Director	1992	—
Willis C. Young	69	Director	2001	A*, N

(1)	As of March 19, 2010.

(2)	Board Committees: A-Audit, C-Compensation, N-Nominating and Governance

*	Designates chair of that committee

There is no family relationship between any director and/or executive officer of our company.

Dr. Paul A. Gary Dr. Gary retired from Netcom IC in 1996. From 1967 until 1996, he served in various capacities for Bell Laboratories, Western Electric Corporation and the Microelectronics division of AT&T Corporation (now LSI Corporation), with his last position being vice president of the Netcom IC business unit. He also serves as chairman of the board of directors of Data I/O Corporation, a provider of manual and automated device programming systems. Dr. Gary also served on the board of Broad-Air, a privately held broadband internet services company from 2004 to 2006. Dr. Gary holds a B.S. degree in electrical engineering from Lafayette College, a M.S. degree in electrical engineering from Stanford University and a Ph.D. in electrical engineering from Stanford University. Dr. Gary brings a broad knowledge of relevant technology expertise and substantial executive level experience to the board and committees.

Charles Scott Gibson Since March 1992, Mr. Gibson has been a director of a number of high technology companies and not-for-profit organizations. He co-founded Sequent Computer Systems Inc., a computer systems company, in 1983 (which was acquired by International Business Machines Corporation), and served as its CFO and Senior VP Operations from 1983 to 1984 and was president from January 1988 to February 1992. From 1976 to 1983, Mr. Gibson was employed at Intel Corporation as General Manager, Memory Components Operations. He also serves on the board of directors of RadiSys Corporation (“RadiSys”), an embedded solutions company for the communications industry, Pixelworks, Inc. (“Pixelworks”), a fables semiconductor company, and Verigy, Ltd. (“Verigy”), a manufacturer of semiconductor test equipment; and Northwest Natural Company (“NW Natural”), a natural gas distribution company. Mr. Gibson also served on the board of Electroglas, Inc., a manufacturer of semiconductor test equipment from 2002 to 2009. Mr. Gibson also serves on the Board of Trustees of the Olin School of

Engineering, and is a director of the Oregon Community Foundation. He received a B.S. degree in electrical engineering and a M.B.A. from the University of Illinois. Mr. Gibson brings extensive financial expertise and executive level experience to the board and committees.

David H.Y. Ho Mr. Ho is a private investor and also a consultant working with multi-national companies operating under Kiina Group in the Greater China market. Mr. Ho was most recently Retired Chairman of the Greater China Region for Nokia Siemens Networks, a telecommunications infrastructure company that is a joint venture between Finland-based Nokia Corporation and Germany-based Siemens AG, a position he held from 2007 to 2008. Between 2002 and 2007, Mr. Ho served in various capacities for Nokia China Investment Limited, the Chinese operating subsidiary of Nokia Corporation, a multinational telecommunications company. Between 1983 and 2001, Mr. Ho held various senior positions with Nortel Networks and Motorola Inc. in Canada and China. Mr. Ho serves as member of the board and audit committee for Pentair Inc. (NYSE: PNR), a member of the board and risk committee for Owen Illinois Inc. (NYSE: OI) and a member of the board and compensation committee for 3COM Corporation (NASDAQ: COMS) in the United States. Mr. Ho graduated from the University of Waterloo in Canada with a Bachelor’s degree in Engineering and obtained his Masters degree in Management Sciences, also from the University of Waterloo. Mr. Ho brings extensive experience and business knowledge of the handset market in China and executive level experience to the board and committees.

Nicolas Kauser Mr. Kauser is now retired. Until mid 2008, he was the President of Clearwire International and member of the board of directors of Clearwire Inc., a publicly held company dedicated to the implementation of wireless broadband services in various countries. From 1990 through 1998, Mr. Kauser served as executive vice president and chief technology officer of AT&T Wireless Services, Seattle, Washington (formerly McCaw Cellular Communications, Inc.). From 1984 through 1990, Mr. Kauser was employed by Rogers Cantel, Inc., a Canadian wireless service provider, as vice president of engineering and later, senior vice president of network operations. Mr. Kauser received a B.S. degree in electrical engineering from McGill University, Montreal, Canada. Mr. Kauser brings extensive experience in the wireless broadband and networks industry to the board and committees.

Ralph G. Quinsey Mr. Quinsey joined our company in July 2002 as president and chief executive officer and a director. From September 1999 to January 2002, Mr. Quinsey was vice president and general manager of the Analog Division of ON Semiconductor, a manufacturer of semiconductors for a wide array of applications. From 1979 to September 1999, Mr. Quinsey held various positions at Motorola, a manufacturer of semiconductors and communications equipment, including vice president and general manager of the RF/IF Circuits Division, which developed both silicon and gallium arsenide technologies for wireless phone applications. Mr. Quinsey received a B.S. degree in electrical engineering from Marquette University. As the chief executive officer of our company, Mr. Quinsey brings his knowledge and breadth of experience within the company to the board.

Dr. Walden C. Rhines Dr. Rhines has been the chief executive officer of Mentor Graphics Corporation, an electronic design automation company, since 1993 and chairman of their board of directors since 2002. Prior to joining Mentor Graphics, he spent 21 years at Texas Instruments Incorporated, with his most recent position having responsibility for directing its worldwide semiconductor business as the executive vice president of Texas Instruments’ Semiconductor Group. Dr. Rhines also served as a director of Cirrus Logic, Inc, a semiconductor company from 1995 to 2009, is the vice-chairman of the board of Electronic Design Automation Consortium, a trade association for electronic design companies, and serves on the boards of Semiconductor Research Corporation, a technology research consortium, Lewis & Clark College and the Oregon Engineering and Technology Industry Council. Dr. Rhines holds a B.S. degree in metallurgical engineering from the University of Michigan, M.S. and Ph.D. degrees in materials science and engineering from Stanford University and a M.B.A. from Southern Methodist University. Dr. Rhines brings his substantial experience as an executive with a large high technology company to the board and committees.

Steven J. Sharp Mr. Sharp joined our company in September 1991 as director, president and chief executive officer. In May 1992, he became chairman of our board. In July 2002, Mr. Sharp stepped down as president and chief executive officer of TriQuint, and in September 2004, he resigned as an employee of TriQuint. Previously, Mr. Sharp had served various roles associated with semiconductor companies. He was founder of Power Integrations, Inc., a semiconductor manufacturing company, and Silicon Architects, Inc. (since acquired by Synopsys, Inc.), an integrated circuit design company. Prior to that time, Mr. Sharp was employed for 14 years by Signetics Corporation (since acquired by Philips Electronics N.V.), a semiconductor manufacturer and for nine years by Texas Instruments, another semiconductor manufacturer. Mr. Sharp also serves as chairman of the board of directors of Power Integrations, Inc. Mr. Sharp also served on the board of Pixelworks, Inc from 2004 to 2005. He is a director of TechAmerica and the Neuropsychiatric Institute at OHSU. He received a B.S. degree in mechanical engineering from Southern Methodist University, a M.S. degree in engineering science from California Institute of Technology and a M.B.A. from Stanford University. As a former CEO of our company and a director since 1991, Mr. Sharp brings his extensive experience and knowledge of the company, the industry, our customers and investment community to the board.

Willis C. Young Prior to joining our board, Mr. Young was a director of Sawtek Inc., a surface acoustic wave filter company, from 1996 until 2001 when Sawtek merged with TriQuint. Mr. Young was a senior partner in the Atlanta office of BDO Seidman, LLP, an international accounting and consulting firm, from January 1996 to June 2000. Mr. Young retired in July 2000. From April 1995 to December 1995, Mr. Young was the chief financial officer for Hayes Microcomputer Products, Inc., a manufacturer of modems and communication equipment. From 1965 to 1995, Mr. Young held various positions with BDO Seidman, and from 1988 to 1995 he was vice chairman and a member of BDO Seidman’s Executive Committee. Mr. Young received a B.S. degree in accounting from Ferris State University. He is a certified public accountant. Mr. Young brings his extensive financial expertise in the technology field to the board and committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE AND OTHER MATTERS

Statement on Corporate Governance

We have been committed to sound corporate governance principles since our inception, and in September 2002 we adopted formal corporate governance standards. We have reviewed internally and with the board the provisions of the Sarbanes-Oxley Act of 2002, the rules of the SEC and the NASDAQ Global Select Market’s listing standards regarding corporate governance policies and processes and have determined we are in compliance with the rules and listing standards. You may access our committee charters, and our code of business conduct and ethics without charge on our website at www.TriQuint.com under the “Invest in TQNT” section, and by clicking on “Governance,” or by writing to us at TriQuint Semiconductor, Inc., 2300 NE Brookwood Parkway, Hillsboro, OR 97124 Attention: CFO. Mr. Paul Gary has been designated as the lead independent director, and as such he chairs the regularly scheduled executive sessions among TriQuint’s non-management directors without management present.

Recent Changes Relating to Corporate Governance and Stockholder Rights

As part of our ongoing commitment to our corporate governance principles, and partly in response to the stockholder votes that the members of our Board of Directors received at the 2009 annual meeting of stockholders, the Board of Directors has taken the following actions relating to corporate governance and stockholder rights matters:

•

Change in Membership of the Nominating and Governance Committee. Although the Board of Directors believes that Mr. Sharp meets the director independence standards set forth under the NASDAQ Listing Rules, the Board recognizes that some stockholders may not consider Mr. Sharp an independent director because he is a former officer of our company. Partially in response to this consideration and to demonstrate our commitment to strong corporate governance and director independence, Mr. Sharp resigned from our nominating and governance committee.

•

Review of Mr. Gibson’s Service on the Audit Committee. Mr. Gibson serves on the audit committee of four public companies, including ours. We recognize that some stockholders are concerned about a director’s membership on several public company audit committees at one time. In the course of evaluating director nominees, whether new or incumbent, the Board of Directors reviews the candidate’s ability to effectively serve the company in light of the individual’s other time commitments and obligations. The Board believes that the benefit that Mr. Gibson’s extensive financial expertise and audit committee experience bring to the Board outweighs the consideration that he serves on the audit committee of three other public companies. Not only has Mr. Gibson served on our audit committee since 2006, the audit committee of RadiSys since 1992, the audit committee of Pixelworks since 2002, and the audit committee of Verigy since 2005, but he previously served on the audit committees of Inference Corp. and Integrated Measurement Systems. He also chaired the Finance and Audit committee of the Oregon Health and Science University Governing Board from 2000 to 2009. Additionally, Mr. Gibson received an M.B.A. in Finance from the University of Illinois in 1976 and served as CFO and Senior VP Operations for Sequent Computer Systems from 1983 to 1984. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums and at Board governance forums on audit committee responsibilities. After careful review of Mr. Gibson’s particular situation, the Board of Directors unanimously agreed that Mr. Gibson should continue to serve on our audit committee.

•

Termination of the Company’s Rights Agreement. On March 12, 2010, the company, at the direction of the Board of Directors, and American Stock Transfer & Trust Company, LLC, as rights agent, entered into an Amendment of Rights Agreement to change the Final Expiration Date of the Rights (each as defined in the Rights Agreement) from June 29, 2018 to March 12, 2010, effectively terminating the Amended and Restated Rights Agreement dated as of June 23, 2008 between the company and the rights agent as of March 12, 2010.

Consideration of Director Nominees

The nominating and governance committee of our board of directors considers both recommendations and nominations for candidates to the board proposed by stockholders. Any stockholder who wishes to recommend or nominate a candidate for the nominating and governance committee’s consideration may do so by following the approved policies and procedures for director candidates. Stockholders must hold no less than 5% of TriQuint’s securities continuously for at least twenty-four months prior to the date of the submission of the recommendation or nomination.

Stockholder recommendations for candidates to the board must be directed in writing to TriQuint Semiconductor, Inc., Attn: Corporate Secretary, 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124, must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days in advance of the date that proxy statements were mailed to stockholders in connection with the previous year’s annual meeting of stockholders and must include:

•	the candidate’s name, business address, residence address and telephone number;

•	the candidate’s principal occupation or employment;

•	the number of shares of TriQuint which are beneficially owned by the candidate;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and TriQuint within the last three years; and

•

any other information relating to the candidate that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

A stockholder’s recommendation to the secretary must also set forth:

•	the name and address, as they appear on our books, of the stockholder making the recommendation;

•	the class and number of shares of TriQuint which are beneficially owned by the stockholder and the date the shares were acquired by the stockholder;

•	any material interest of the stockholder in the nomination;

•

a description of all arrangements or understandings between the stockholder making the nomination and the candidate and any other person or persons (naming the person or persons) pursuant to which the nomination is made by the stockholder;

•	a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected; and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his/her capacity as a proponent to a stockholder proposal.

If the candidate is to be evaluated by the governance and nominating committee, the Corporate Secretary will request a resume, a completed director and officer questionnaire, a completed statement regarding conflicts of interest and a waiver of liability for background checks from the candidate. These documents must be received before March 1 preceding the annual meeting.

Stockholder nominations to the board of directors must meet the requirements set forth in Sections 2.2 and 2.5 of our bylaws. For a nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the corporate secretary of TriQuint. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 calendar days in advance of the date that proxy statements were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. However, in the event that no annual meeting was held in the previous year or the date of the annual meeting had been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder must be received no later than the 90th day prior to the annual meeting.

Identifying and Evaluating Nominees for Director

The nominating and governance committee uses the following procedures to identify and evaluate the individuals that it recommends that the board select as director nominees:

•

The committee reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board or, if the committee determines, a search firm. The review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper.

•	The committee evaluates the performance and qualifications of individual members of the board eligible for re-election at the annual meeting of stockholders.

Following the identification of director candidates, the committee discusses and considers the suitability of each candidate, including the current members of the board. Except as may be required by rules promulgated by the NASDAQ Global Select Market or the SEC, it is the current sense of the committee that there are no specific, minimum qualifications that must be met by each candidate for the board, nor are there specific qualities or skills that are necessary for one or more of the members of the board to possess. In evaluating the suitability of the candidates, the committee may consider a variety of factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, and other commitments. The committee evaluates these factors, among others, and considers each individual candidate in the context of the current perceived needs of the board as a whole.

TriQuint does not have a formal policy with respect to the consideration of diversity in identifying director candidates however, in reviewing director nominee candidates, TriQuint does consider diversity, including diversity of experience, gender, race and ethnicity. When the nominating and governance committee presented its most recent annual review of the composition of the Board and nominee identification and evaluation procedures, the Board confirmed that various factors, including diversity, were considered in the committee’s assessment.

After review and consideration, the committee recommends that the board approve the slate of director nominees, either at a meeting of the committee at which a quorum is present or by unanimous written consent of the committee. The committee endeavors to notify, or causes to be notified, all director candidates of its decision as to whether to recommend nomination of the individual for election to the board.

The board of directors has final authority on determining the selection of director candidates for nomination to the board. These policies and procedures to propose and evaluate nominees may be modified at any time as determined by the nominating and governance committee.

Our board believes that maintaining a strong, independent group of directors that comprise a majority of our board is important for good governance, and all but one of our directors qualify as independent. The board believes that all of our directors possess the character, judgment, expertise, breadth of experience and commitment necessary to effectively serve on the board. In addition, the board places high value on the ability of individual directors to contribute to a constructive board environment and the board believes that the current board members, collectively, perform in such a manner.

The board believes that our current directors, as a whole, provide the breadth of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive-level experience. For a more complete description of individual backgrounds, professional experiences, qualifications and skills, see the director profiles beginning on page 6.

Board Leadership Structure and Role in Risk Oversight

The board separated the positions of chairman of the board and chief executive officer in 2002, and elected Steven J. Sharp, TriQuint’s former president and chief executive officer, as our chairman and Ralph G. Quinsey as our chief executive officer. Separating these positions has allowed Mr. Quinsey to focus on our day-to-day business, while allowing Mr. Sharp, as chairman of the board, to lead the board in its fundamental role of providing advice to and independent oversight of management. The board recognizes the significant time, effort, and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board’s oversight responsibilities continue to grow. Although our bylaws and Corporate Governance Guidelines do not require that our chairman and chief executive officer positions be separate, the board believes that having separate positions and having an independent outside director serve as chairman is the appropriate leadership structure for TriQuint at this time and demonstrates our commitment to good corporate governance. The responsibilities of the chairman include the following:

•	facilitate an appropriate schedule of board meetings;

•	seek input from all directors as to the preparation of agendas for board and committee meetings;

•	advise the board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the board to effectively and responsibly perform their duties;

•	assist TriQuint’s officers in assuring compliance with and implementation of all applicable corporate and securities laws;

A lead independent director is required under our Corporate Governance Guidelines only in the event that the position of chairman of the board is not held by an independent director. The board believes, however, that an independent lead director is appropriate for TriQuint at this time and, like the separation of chairman and chief executive officer positions, demonstrates TriQuint’s commitment to good corporate governance. Dr. Gary, an independent director who currently serves on our audit committee, has been selected by the board to serve as the lead independent director. The responsibilities of the lead independent director include the following:

•	assist in the determination of an appropriate schedule of board meetings, to help ensure independent directors can attend meetings and perform their duties responsibly;

•	seek input from all independent directors as to the preparation of agendas for board and committee meetings;

•	advise the board as to the quality, quantity and timeliness of the flow of information from management that is necessary for independent directors to effectively and responsibly perform their duties;

•

assist TriQuint’s officers in assuring compliance with and implementation of all applicable corporate and securities laws and be principally responsible for revisions to TriQuint’s governance guidelines for their compliance and implementation;

•

coordinate, develop the agenda for, and moderate executive sessions of the board’s independent directors when necessary, and, when necessary, act as a liaison between the independent directors and the chairman of the board and/or chief executive officer; and

•	retain such counsel or consultants as the lead independent director deems necessary to perform his or her responsibilities.

Our management is responsible for identifying, assessing and managing the material risks facing TriQuint. The board, as a whole and through its committees, generally oversees TriQuint’s risk management practices and processes. In its risk oversight role, the board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management are adequate and functioning as designed.

Although the board is ultimately responsible for risk oversight at the company, the board has delegated primary oversight of the management of (i) financial reporting, internal controls, accounting and compliance risks to the audit committee, (ii) compensation risk to the compensation committee and (iii) corporate governance risk to the nominating and governance committee. Each of these committees routinely reports to the board on the management of these specific risk areas. To permit the board and its committees to perform their respective risk oversight roles, individual members of management who supervise TriQuint’s risk management report directly to the board or the relevant committee of the board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the board and its committees.

The board believes that full and open communication between management and the board is essential for effective risk management and oversight. Dr. Gary, as our designated lead independent director, chairs regularly scheduled executive sessions among TriQuint’s non-management directors without management present. Members of TriQuint’s senior management regularly attend board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. Because seven of the eight board members are independent directors and each committee of the board consists solely of independent directors, TriQuint’s risk oversight structure conforms to the board’s leadership structure discussed above and TriQuint’s belief that having a strong, independent group of directors is important for good governance.

Finally, the board oversees organizational structure, policies and procedures at TriQuint, such as the code of conduct and business ethics and other internal policies and guidelines to support TriQuint’s corporate governance guidelines and to comply with the laws, rules and regulations that apply to TriQuint’s business operations. For example, employees may report suspected violations of applicable law by any employee or agent, questionable accounting or auditing matters, or other ethical or legal matters pursuant to these established policies or procedures.

Code of Business Conduct and Ethics

We have a code of business conduct and ethics that applies to all of our employees and outside directors, including our principal executive officer and principal financial officer. This code of ethics is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the code of ethics may be found as follows:

1.	From our main web page, first click on “Invest in TQNT”.

2.	Next, click on “Governance”.

3.	Next, click on “Code of Business Conduct and Ethics.”

We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our web site, at the address and location specified above. If you wish to receive a copy of our code of ethics and do not have access to the Internet, please write to us at the address below, and we will furnish you a copy without charge:

Chief Financial Officer

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, OR 97124

Director Independence

TriQuint has adopted standards for director independence, which are compliant with the rules of the NASDAQ Global Select Market. These independence standards are posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the director independence standards may be found as follows:

1.	From our main web page, first click on “Invest in TQNT”.

2.	Next, click on “Governance”.

3.	Next, click on “Policy Regarding Director Independence”.

Each member of the board of directors and the board committees, except for Mr. Quinsey, meets these independence standards. Mr. Quinsey does not meet these independence standards because he is the current president and chief executive officer of TriQuint. Mr. Quinsey does not sit on any board committee.

Attendance by Board Members at the Annual Meeting of Stockholders

It is the policy of the board of directors to require board members to attend the annual meeting of stockholders. Exceptions may be made due to illness, travel or other commitments. All members of the board attended our annual meeting of stockholders on May 5, 2009.

Information about the Board and Committees of the Board of Directors

Our board of directors held seven meetings during 2009. Currently, the board has three committees, each of which operates under a charter approved by the board: an audit committee, a compensation committee and a nominating and governance committee. Each director attended 100% of the aggregate of the total number of meetings of the board of directors and meetings held by committees on which they served during 2009, either in person or by teleconference.

Audit Committee. The audit committee, consisting of Messrs. Young (who serves as chairman), Gary and Gibson, held eight meetings in 2009. The audit committee is responsible for appointing and overseeing actions taken by our independent registered public accounting firm, reviewing our external financial reports and filings with the SEC and reviewing our internal controls over financial reporting. The board has adopted a written charter for the audit committee that details the responsibilities of the committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the audit committee charter may be found as follows:

1.	From our main web page, first click on “Invest in TQNT”.

2.	Next, click on “Governance”.

3.	Next, click on “Audit Committee Charter”.

The board of directors has determined that Mr. Young and Mr. Gibson are each an “audit committee financial expert” pursuant to the rules and regulations of the SEC.

Compensation Committee. The compensation committee, consisting of Messrs. Rhines (who serves as chairman) Gibson and Kauser, held five meetings in 2009. The committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers as well as overseeing the administration of various incentive compensation and benefit plans. The committee makes all decisions regarding executive officer compensation. The board of directors has adopted a written charter for the committee that details the responsibilities of the committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the compensation committee charter may be found as follows:

1.	From our main web page, first click on “Invest in TQNT”.

2.	Next, click on “Governance”.

3.	Next, click on “Compensation Committee Charter”.

The compensation committee’s responsibilities as set forth in its charter include determination and approval of the following items for executive officer compensation:

•

Annual CEO base salary, incentive bonus including specific performance goals and amount, equity grants, employment, severance and change of control agreements/provisions, any other benefits or compensation arrangements, and

•	Annual CEO performance evaluation.

Responsibilities also include review and approval of:

•	Annual executive officer base salaries, incentive bonuses, equity grants, employment, severance and change of control agreements/provisions and any other benefits or compensation arrangements.

The compensation committee has an annual calendar which includes specific officer compensation items to be reviewed and approved. During these meetings the committee reviews and discusses data and recommendations from the external compensation consultant and formulates final decisions and recommendations. From time to time the committee holds additional meetings to further review compensation data and finalize recommendations if it believes that additional information is necessary. These meetings are called by the committee chairman on an as needed basis.

For 2009, the compensation committee engaged Meyercord & Associates, an independent executive compensation consulting firm, as its compensation consultant to review the executive compensation levels and practices of our peer companies and make recommendations to the committee. The consultant works independently and reports directly to the committee. The consultant does not advise TriQuint’s management and only works with management at the consent of the committee. At each committee meeting the compensation consultant presents market data and trends and makes recommendations to the committee. The committee reviews the data and makes decisions based on the recommendations of the compensation consultant. The compensation consultant is on retainer to the committee and is responsible for the following items:

•	Annual executive bonus plan analysis and recommendation

•	Annual dilution analysis and recommendations

•	Annual board compensation analysis and recommendations

•	Peer company analysis

On request the compensation consultant also provides data from peer companies for executive salaries, bonuses, cash compensation and equity. The compensation consultant provided this information in 2009 at the request of the committee. The compensation consultant provided no other additional services to the company in 2009.

Mr. Quinsey, our chief executive officer, and Ms. Burke, our VP Human Resources, participate in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. Mr. Quinsey and Ms. Burke may make suggestions or recommendations during these discussions, however all decisions regarding the compensation of our executive officers are made solely by the compensation committee.

Nominating and Governance Committee. The nominating and governance committee, consisting of Messrs. Gary (who serves as chairman), Gibson, Kauser, Rhines, Sharp and Young, held three meetings in 2009. The purpose of the nominating and governance committee is to ensure that the board of directors has in place policies and guidelines that will guide the company’s officers and directors in meeting their fiduciary obligations to stockholders and our company and that the officers and directors follow appropriate governance standards. To carry out this purpose, the committee: (1) assists the board by identifying prospective director nominees and recommending to the board the director nominees for the next annual meeting of stockholders; (2) develops and recommends to the board the governance principles applicable to us; (3) oversees the evaluation of the board and management; and (4) recommends director nominees for each committee. The board has adopted a written charter for the committee that details the responsibilities of the committee and is posted on our Internet web site. The Internet address for our web site is www.TriQuint.com, and the nominating and governance committee charter may be found as follows:

1.	From our main web page, first click on “Invest in TQNT”.

2.	Next, click on “Governance”.

3.	Next, click on “Nominating and Governance Committee Charter”.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee in 2009 has interlocking relationships as described in Item 407(e)(4) of Regulation S-K or had any relationships requiring disclosure by TriQuint under the SEC’s rules requiring disclosure of certain relationships and related person transactions.

Director Compensation

Each non-employee director receives the following compensation components:

Cash component. We do not pay director fees to directors who are our employees. Our non-employee directors receive the following cash compensation:

•	the chairman of the board receives an annual retainer of $50,000.

•	each director, other than the chairman of the board, receives an annual retainer of $30,000.

•

an additional fee of $20,000 is paid to the chairman of the audit committee; $10,000 to the chairman of the compensation committee and $5,000 to the chairman of the nominating and governance committee.

•	members of the audit committee, other than the chairman, receive an annual fee of $8,000.

•	members of the compensation committee, other than the chairman, receive an annual fee of $5,000.

In addition, we offer participation in our group medical insurance program to all independent (or non-employee) directors if they agree to pay the full amount of the premium. Only Mr. Sharp has opted to participate in this program at this time.

All fees earned by our non-employee directors are paid in four equal quarterly installments. In addition, our non-employee and employee directors are also reimbursed for out-of-pocket expenses incurred in connection with their attendance at board meetings. Mr. Sharp’s quarterly installment payments are reduced by the group medical premium.

Equity component. The 2009 Stock Incentive Plan (“2009 Plan”) provides for an automatic, one-time grant of an option to purchase 33,000 shares of common stock to each non-employee director, effective on the date of the director’s initial appointment or election. The exercise price per share of the option is equal to the fair market value of our common stock as of the date of grant, and the option vests at a rate of 28% on the first anniversary of the grant date and 2% per month thereafter so long as the optionee remains a director of TriQuint. These one-time grants to directors have terms of ten years.

In addition, the 2009 Plan provides for an automatic, nondiscretionary annual grant, effective at each annual meeting of stockholders, of an option to purchase 17,500 shares of our common stock to each non-employee director, other than the chairman of the board. A non-employee director who acts as chairman of the board of directors receives an annual grant of an option to purchase 20,000 shares of our common stock under the 2009 Plan, if immediately after the annual meeting, the director continues to serve as chairman. The grants are adjusted pro-rata for a partial year if a director becomes a member of the board at any time other than at the annual meeting of stockholders. The options have an exercise price equal to the fair market value of our common stock as of the date of grant and vest at a rate of 25% six months after grant date and 12.5% per calendar quarter thereafter following the date of grant so long as the optionee remains a director of our company. These annual option grants to directors have terms of ten years.

The company’s Nonqualified Deferred Compensation Plan provides that nonemployee directors are eligible to participate in the plan. However, no nonemployee directors have elected to participate.

Stock Ownership Guidelines

In an effort to align the interests of the board with the interests of stockholders, our policy with respect to stock ownership by board members states that each member of the board of directors shall maintain a minimum ownership interest in TriQuint equal to the lesser of 15,000 shares or three times the annual retainer. Further, the board members receive long-term incentives in the form of stock option awards to further align these interests. Our policy provides a five year period within which the board member shall achieve the applicable stock ownership level.

The following table details compensation paid to each director during the year ended December 31, 2009:

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Paul A. Gary	$43,000	$34,076	$77,076
Charles Scott Gibson	43,000	34,076	77,076
Nicolas Kauser	35,000	34,076	69,076
Walden C. Rhines	40,000	34,076	74,076
Steven J. Sharp	50,000	38,944	88,944
Willis C. Young	50,000	34,076	84,076

(1)

These amounts represent the aggregate grant date fair value for stock options granted to the indicated director in 2009 computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 14 to the Condensed Consolidated Financial Statements included in our Annual Reports on Form 10-K for the year ended December 31, 2009. The aggregate number of shares that were outstanding and granted in 2009 for each of the directors were as follows:

Name	Aggregate Number of Option Awards Outstanding at December 31, 2009 (#)	Number of Option Awards Granted in 2009 (#)
Paul A. Gary	70,000	17,500
Charles Scott Gibson	35,000	17,500
Nicolas Kauser	70,000	17,500
Walden C. Rhines	87,500	17,500
Steven J. Sharp	307,500	20,000
Willis C. Young	103,000	17,500

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three independent directors: Willis C. Young, Paul A. Gary and Charles Scott Gibson. The audit committee evaluates audit performance, manages relations with our independent registered public accounting firm, KPMG LLP, and evaluates policies and procedures relating to internal accounting functions and internal controls over financial reporting. The board has adopted a written charter for the audit committee that details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling these responsibilities.

The audit committee’s function is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls.

The audit committee also discusses with our independent registered public accounting firm the overall scope of audit services and plans. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s evaluations of the effectiveness of our internal control over financial reporting, and the overall quality of our financial reporting.

The audit committee also reviews management’s report on internal control over financial reporting as well as the independent registered public accounting firm’s report to TriQuint on its audit of TriQuint’s internal control over financial reporting as required under section 404 of the Sarbanes-Oxley Act.

In connection with the financial statements for the year ended December 31, 2009, the audit committee has performed the following:

(1)	reviewed and discussed the audited financial statements and related disclosures with management and KPMG LLP;

(2)	reviewed the reports of each of management and KPMG LLP on TriQuint’s internal control over financial reporting;

(3)	discussed with KPMG LLP the matters required to be discussed under the statements of the Public Company Accounting Oversight Board;

(4)	received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered accounting firm’s communications with the audit committee concerning independence and discussed with KPMG LLP the registered public accounting firm’s independence from the company and its management; and

(5)	reviewed and approved the fees paid to KPMG for all services, and discussed whether KPMG’s provision of non-audit services was compatible with maintaining its independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS:

Mr. Willis C. Young—Chairman

Dr. Paul Gary

Mr. Charles Scott Gibson

PROPOSAL NO. 2

RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board has appointed KPMG LLP as TriQuint’s independent registered public accounting firm to audit its consolidated financial statements for 2010. During 2009, KPMG LLP served as TriQuint’s independent registered public accounting firm and has done so since 1991. Although TriQuint is not required to seek stockholder approval of this appointment, the board believes it to be sound corporate governance to do so. If the appointment is not ratified, the audit committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of KPMG LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

Before selecting KPMG LLP, the audit committee carefully considered KPMG LLP’s qualifications as an independent registered public accounting firm. This consideration included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The audit committee’s review also included matters to be considered under the rules of the SEC, including the nature and extent of non-audit services, to ensure that the independent registered public accounting firm’s independence will not be impaired. The audit committee of our board has determined that the provision of services by KPMG LLP other than for audit related services is compatible with maintaining the independence of KPMG LLP as our independent registered public accounting firm. After review of all credentials, including industry expertise and services, the audit committee appointed KPMG LLP for the audit of TriQuint’s financial statements for 2010.

The following table shows KPMG LLP’s fees for the audit and other services provided for 2009 and 2008:

	2009	2008
Audit Fees(1)	$1,212,700	$1,161,850
Audit-Related Fees	—	—
Tax Fees(2)	—	—
All Other Fees(2)	—	—

	$1,212,700	$1,161,850

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and our internal controls over financial reporting, and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)	We did not engage KPMG LLP to provide advice to us regarding tax or other products or services during the years ended December 31, 2009 or 2008.

Pre-Approval of Audit and Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by its independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Prior to engaging TriQuint’s independent registered public accounting firm to render an audit or permissible non-audit services, the audit committee specifically approves the engagement of TriQuint’s independent registered public accounting firm to render that service. Accordingly, TriQuint does not engage its independent registered public accounting firm to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the audit committee in advance. As such, the engagement of KPMG LLP to render 100% of the services described in the categories above was approved by the audit committee in advance of rendering these services.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS TRIQUINT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 concerning securities authorized for issuance under equity compensation plans of the company.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	28,510,421	(1)	$7.86	(2)	15,627,048	(3)
Equity compensation plans not approved by security holders	1,590,275	(4)	$9.75		242,784

Total	30,100,696		$7.96	(2)	15,869,832

(1)

Of these shares of common stock, 868,902 shares were subject to outstanding options under the 2009 Plan, 27,254,616 shares were subject to outstanding options under the 1996 Program, 376,835 shares were subject to outstanding options under the Sawtek Inc. Second Stock Option Plan and 10,068 shares were subject to outstanding options under the Sawtek Inc. Stock Option Plan for Acquired Companies.

(2)

The weighted average exercise price excludes the shares in the 2007 Employee Stock Purchase Plan (“2007 ESPP”). We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 ESPP or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(3)

Consists of 11,717,926 shares of our common stock reserved for issuance under our 2009 Plan and 3,909,122 shares of our common stock reserved for future issuance under our 2007 ESPP. Shares available for issuance under the 2009 Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the plan administrator. We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 2007 ESPP or the weighted average exercise price of outstanding rights under the 2007 ESPP. The 2007 ESPP provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.

(4)

Of these shares of common stock, 256,162 shares were subject to outstanding options under the 1998 Nonstatutory Stock Option Plan and 1,334,113 shares were subject to outstanding options under the 2008 Inducement Award Program.

2008 INDUCEMENT AWARD PROGRAM

In May 2008, the board adopted the 2008 Inducement Award Program (the “2008 Program”). The 2008 Program initially provided for the issuance of up to 1,250,000 shares of the company’s common stock. In August 2009, the board approved the issuance of an additional 350,000 shares of the company’s common stock. As of December 31, 2009, options to acquire 1,334,113 shares were outstanding. Most of these options were granted in connection with the acquisition of WJ Communications and the acquisition of TriAccess Technologies. A small number of the options were granted in connection with select new employee hire grants. Stockholder approval of the 2008 Program was not required under the rules of the NASDAQ Global Select Market. The material terms of the 2008 Program are summarized below.

The purposes of the 2008 Program are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

The 2008 Program authorizes the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and other stock or cash awards at the discretion of the compensation committee to new employees.

The terms of options that may be granted under the 2008 Program are as follows. The exercise price of an option may not be less than the fair market value of our common stock on the date of grant and the term of each option will be stated in the stock option agreement. All of the options that are currently outstanding under the 2008 Program vest and become exercisable over a four year period. Payment of the exercise price may be made by cash, check, cashless exercise, other shares of our common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options may be made exercisable only under the conditions the board of directors or its appointed committee may establish. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board or the compensation committee up to the remainder of the option’s term.

The number of shares available for future grant and the number of shares subject to previously granted but unexercised options are subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 2008 Program.

In the event of a merger of our company with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 2008 Program must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be vested or exercisable.

The 2008 Program provides that the board of directors may amend or terminate the 2008 Program without stockholder approval, but no amendment or termination of the 2008 Program or any award agreement may adversely affect any award previously granted under the 2008 Program without the written consent of the optionee.

1998 NONSTATUTORY STOCK OPTION PLAN

In December 1997, the board of directors adopted the 1998 Nonstatutory Stock Option Plan (the “1998 Plan”). The 1998 Plan was subsequently amended and restated in July 2003. The 1998 Plan terminated on December 3, 2007. The material terms of the 1998 Plan are summarized below.

The purposes of the 1998 Plan were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants and to promote the success of our business.

The aggregate number of shares of our common stock initially authorized for issuance under the 1998 Plan was 3,000,000 (post-split). In December 2002, the board of directors amended the 1998 Plan to increase the aggregate number of shares of common stock authorized for issuance by 1,000,000 for the purpose of granting stock options to our new employees from businesses that we acquired in 2002 and early 2003. As of December 31, 2009, options to acquire 256,162 shares were outstanding.

The 1998 Plan authorized the grant of nonstatutory stock options to consultants and employees who were not officers or directors.

The terms of options granted under the 1998 Plan are as follows. The exercise price of an option could not be less than the fair market value of our common stock on the date of grant and the term of each option was stated in the stock option agreement. All of the options that are currently outstanding under the 1998

Plan vest and become exercisable over a four year period beginning at the grant date. Payment of the exercise price may be made by cash, check, promissory note, cashless exercise, other shares of our common stock, any other form of consideration permitted by applicable law or any combination of the foregoing methods of payment. Options could be made exercisable only under the conditions the board of directors or its appointed committee established. If an optionee’s employment terminates for any reason, the option remains exercisable for a fixed period of three months or such longer period as may be fixed by the board or its appointed committee up to the remainder of the option’s term.

The number of shares subject to previously granted but unexercised options is subject to adjustment for any future stock dividends, splits, mergers, combinations, reclassification of the common stock or other changes in capitalization as described in the 1998 Plan.

In the event of a merger of our company with or into another corporation, or the sale of substantially all of our assets, each outstanding option under the 1998 Plan must be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute for the option, the optionee will fully vest in and have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be vested or exercisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our common stock as of March 19, 2010, by:

•	each stockholder known by us to beneficially own 5% or more of our common stock;

•	each of our directors and director nominees;

•	each of our executive officers named in the summary compensation table on page 42; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to the common stock listed.

Beneficial Owners(1)	Number of Outstanding Shares Beneficially Owned	Number of Shares Underlying Options Exercisable(2)	Total Shares Beneficially Owned and Shares Underlying Exercisable Options	Percent of Outstanding Shares (%)(3)
5% Shareholders
Mazama Capital Management, Inc. One SW Columbia Street, Suite 1500 Portland, OR 97258	13,667,742	—	13,667,742	8.9%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	11,535,163	—	11,535,163	7.5%
Dimensional Fund Advisors LP Palisades West, Building One, 6300 Bee Cave Road Austin, Texas, 78746	9,868,880	—	9,868,880	6.4%

Directors and Named Executive Officers
Dr. Paul A. Gary	10,000	59,062	69,062	*
Charles Scott Gibson(4)	18,500	24,062	42,562	*
Nicolas Kauser	59,000	59,062	118,062	*
Ralph G. Quinsey	58,731	1,462,500	1,521,231	1%
Dr. Walden C. Rhines(5)	93,500	76,562	170,062	*
Steven J. Sharp(6)	455,246	294,999	750,245	*
Willis C. Young	26,609	92,062	118,671	*
Steven J. Buhaly	50,476	170,625	221,101	*
Todd A. DeBonis	20,080	465,625	485,705	*
Timothy A. Dunn	1,300	269,062	270,362	*
Steven R. Grant	25,677	116,250	141,927	*
All directors and executive officers as a group (16 persons)	1,181,712	4,212,152	5,393,864	3.5%

*	Less than 1%

(1)

The address of all directors and named executive officers is the address of our company: 2300 NE Brookwood Parkway, Hillsboro, Oregon 97124. Information for 5% or greater stockholders is based solely on the information reported by these stockholders on Schedule 13D or 13G filed with the Securities and Exchange Commission.

(2)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days after March 19, 2010.

(3)

Applicable percentage of ownership is based on 153,798,417 shares of common stock outstanding as of March 19, 2010, together with applicable options held by each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock subject to options currently exercisable or exercisable within 60 days after March 19, 2010, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.

(4)	Includes 1,000 shares held in trust by Mr. Gibson’s wife.

(5)

Includes 6,000 shares held by Dr. Rhines’ wife, 20,000 shares owned jointly with his wife and 30,000 shares held in an IRA. Also includes 20,000 shares held by The Rhines Foundation as to which Mr. Rhines disclaims beneficial ownership.

(6)	Includes 13,600 shares held by a not-for-profit charitable foundation for which Mr. Sharp is the trustee but from which he receives no benefits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and 10% or greater stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of the forms we have received, or written representations from certain reporting persons, we believe that during 2009 all executive officers, directors and 10% or greater stockholders complied with all applicable filing requirements.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The compensation committee of the board of directors (the “compensation committee” or “committee”) is responsible for determining all components of the compensation to be paid to each of our named executive officers, including salaries, incentives and other forms of compensation. This Compensation Discussion and Analysis describes our compensation program for our president and chief executive officer, our chief financial officer and our three other most highly compensated officers, whom we collectively refer to as our named executive officers.

Compensation Philosophy and Objectives

TriQuint’s executive compensation program is designed to align the interests of our executives with the interests of the stockholders by creating an environment that rewards performance relative to TriQuint’s goals and increasing stockholder value. Our executive compensation program is also designed to attract and retain qualified executives in the highly competitive high technology marketplace in which we compete. In this regard, the levels and types of executive compensation that make up TriQuint’s executive compensation packages, which are established by the committee, are designed to be competitive with those available to executives at other companies in our industry. In particular:

•

We base our compensation on the level of job responsibility, individual performance, and company performance. As executives progress to higher levels of responsibility in the organization, an increasing proportion of their pay is linked to company performance and stockholder returns through bonus programs and stock option awards. Total compensation depends on the financial and strategic success of the corporation as a whole.

•

We target our compensation programs to be competitive with the market compensation of executive positions in similarly situated companies in our industry. To attract and retain a highly-skilled executive team, we must remain competitive with the compensation packages of other high technology employers that compete with us for talent.

•	We develop and administer our compensation programs to foster the long-term retention of our executives.

Our executive compensation program consists of semi-annual, annual and long-term components, which are considered together in assessing whether the program is attaining its designed objectives. The compensation committee recommends a compensation philosophy, which is subsequently approved by the Board of Directors.

How We Set Compensation

The compensation committee annually reviews and approves the compensation of our named executive officers. In determining total executive compensation packages for 2009, the committee considered various measures of company and industry performance including revenue, operating income, market capitalization, gross margins, total stockholder return, and growth rates. The committee does not assign these performance measures relative weights. The committee considers these performance measures as good indicators of company performance and makes a subjective determination of compensation after considering all of these measures collectively.

The compensation committee also compares TriQuint’s programs with other technology companies of comparable size and stature selected by the committee in consultation with its compensation consultant. The committee used the following companies for peer comparison in 2009:

- Anadigics, Inc.	- Atheros Communications, Inc.	- Cree, Inc.
- Diodes Inc.	- Hittite Microwave Corporation	- Integrated Device Technology
- IXYS Corporation	- Lattice Semiconductor Corporation	- Micrel, Inc.
- Microsemi Corporation	- PMC–Sierra Inc.	- Power Integrations, Inc.
- QLogic Corporation	- R.F. Micro Device, Inc.	- Semtech Corporation
- Silicon Image, Inc.	- Silicon Laboratories	- SiRF Technology, Inc.
- Skyworks Solutions, Inc.	- Standard Microsystems Corporation

In analyzing this information, the compensation committee compared the executive compensation programs as a whole, and compared the pay of individual executives if the committee believed the jobs are sufficiently similar to make meaningful comparisons. The primary reason the committee analyzes peer group data is to ensure that the executive compensation program as a whole is competitive with compensation programs at peer group companies. The committee does not target a specific position in the range of comparative data for each individual or for each component of compensation. However, the committee establishes individual amounts in view of the comparative data and such other factors as an executive’s level of responsibility and prior experience, and the committee’s judgment as to the individual’s job performance. The committee considers the job performance, contribution to TriQuint’s success, capability and results achieved for each of the named executives, reviews the comparative compensation data provided by the compensation consultant and makes a decision about the base salary, target incentive award and level of equity compensation for each individual. The committee does not apply formulas or assign these factors specific mathematical weights; instead, the committee exercises judgment and discretion.

In 2009, the committee again retained Meyercord & Associates as its compensation consultant for assistance in determining appropriate compensation packages under the authority of the committee charter. The compensation consultant provides competitive market data, offers recommendations based on his analysis of the data and his experience, and meets in private session with the committee to determine base pay, bonus targets and long term equity compensation for the officers. In particular, the compensation consultant assisted the committee in analyzing our stock option budget. The consultant provides no other compensation consulting for the company.

TriQuint links executive compensation to performance. Specifically, short-term incentive compensation is tied directly to corporate performance in the form of TriQuint’s management incentive plans, while long-term incentive compensation is tied more directly to long-term corporate performance in the form of equity compensation awards. TriQuint has allocated these compensation elements in a manner that the committee believes will support TriQuint’s long-term success and profitability and is thus aligned with total stockholder return. This balanced approach employs a larger percentage of short-term and long-term incentives as compared to total compensation at increasingly higher levels of responsibility, where individuals have the greatest influence on TriQuint’s strategic direction and results over time. Under TriQuint’s incentive compensation plans, company performance above targeted objectives results in increased total compensation, while performance below targeted objectives results in decreased total compensation. In establishing our chief executive officer’s compensation for 2009, the committee applied the principles outlined above in the same manner as they were applied to our other executives.

Elements of Compensation

TriQuint’s annual executive compensation program consists of three principal elements:

(1)	base salary,

(2)	cash incentives, including a management incentive plan and one-time cash bonuses, and

(3)	long-term incentives in the form of stock options or other stock related compensation.

In addition, TriQuint offers a 401(k) retirement plan and a nonqualified deferred compensation plan. Generally, TriQuint also provides other benefits to executives, including eligibility to participate in TriQuint’s employee stock purchase plan and in TriQuint’s change of control policy (discussed below). TriQuint may also reimburse the costs for business meals and travel, and provide communication devices for its executives, but only if the items are integrally and directly related to the performance of the executive’s duties.

Base Salaries. The committee annually reviews base salary levels for the named executive officers of TriQuint. The committee’s current policy is to maintain market competitive base salary levels when compared with those of executives holding similar positions with other companies in our industry peer group. The committee has designed base salaries to compensate executives competitively within the industry and the marketplace, which it believes is necessary to attract and retain key employees. In consideration of the global economic crisis, the committee decided not to make any changes to the base compensation of any of the officers of the company for 2009.

Cash Incentives. The committee establishes annual cash incentives for each of our named executive officers.

Management Incentive Plan. All named executive officers, except Todd DeBonis, our vice president of worldwide sales, participate in TriQuint’s management incentive plan. This plan, which is reviewed and approved by the committee on an annual basis, provides incentives to its named executive officer participants if specified minimum operating income goals and return on invested capital (ROIC) goals are achieved during the applicable period. These goals are set for the company as a whole, which we believe provides an appropriate incentive for the named executive officers to take actions that have a positive impact on the company overall and aligns their interests with the interests of TriQuint’s stockholders. We believe that our focus on operating income and ROIC encourages management to balance risk and profitability. The operating income and ROIC components are weighted as follows: 75% for achievement of the operating income goal and 25% for achievement of the ROIC goal. There is no payout from this plan if performance is below 80% of the performance goals. The payments are capped at 200% of the target award amounts.

The operating income and ROIC used to calculate the award payments under this plan are based on TriQuint’s non-GAAP operating income, which may be adjusted by the committee to exclude certain unusual items (including, but not limited to, severance, impairment, restructuring costs, first year losses or gains of any acquired entities, and same year losses or gains of divestitures). The committee sets goals with respect to 80% of the potential award payments semi-annually, and this portion is paid semi-annually. The committee sets goals with respect to the remaining 20% of the potential award payments annually, and this portion is paid annually based on the full year’s performance. In setting the incentive award target amounts each year, the committee determines the overall affordability of the management incentive plan and considers industry benchmark data provided by the compensation consultant.

In response to economic and business conditions, the committee suspended the management incentive plan for the first quarter of 2009. The specific operating income goal, which is calculated excluding management incentive plan award amounts for the second quarter of 2009, was $7.4 million. Actual non-GAAP operating income, including these management incentive plan award amounts, for the second quarter of 2009 was $11.7 million, resulting in a 200% payout under the management incentive plan. The ROIC goal for the same period was 7.1% and actual ROIC was 13.4%, resulting in 200% payout under the management incentive plan. For the second half of 2009, the operating income goal was $30.0 million. Actual non-GAAP operating income, including management incentive plan award amounts, was $39.1 million, resulting in 178% payout under the management incentive plan for the second half of 2009. The ROIC goal for the second half of 2009 was 13.9% and the actual ROIC was 17.9%, resulting in 195% payout under the management incentive plan for the second half of 2009. For the nine month period from the second quarter of 2009 to the fourth quarter of 2009, the operating income goal was $37.4 million. Actual non-GAAP operating income, including management incentive plan award amounts, for the nine months was $50.8 million, resulting in a 193% payout under the management incentive plan. The ROIC goal for the same period was 11.7% and actual ROIC was 15.6%, resulting in 200% payout under the management incentive plan.

Other Cash Incentives. Todd DeBonis, our vice president of worldwide sales, is not eligible for the management incentive plan, but instead participates in a sales incentive program. For 2009 the committee set his sales incentive target award at 70% of his base salary. While 70% is above median for the peer group companies, the committee concluded that this amount was appropriate based on Mr. DeBonis’ continued outstanding performance and contributions to the company. This program, which the committee reviews and approves on an annual basis, provides incentives to Mr. DeBonis if specified minimum sales performance goals are achieved for the applicable periods. The sales performance goals for 2009 are related to achievement of specified levels of annual revenue, design win revenue and cost of sales expense, as well as revenue forecast accuracy. The elements of his incentive plan are weighted as follows: 35% revenue attainment; 40% design wins; 15% forecast accuracy; and, 10% cost of sales. The revenue attainment and design wins are capped at 200%. The forecast accuracy and cost of sales are capped at 100%. The actual performance goals for 2009 for Mr. DeBonis were based on an annual revenue quota of $650 million, a targeted design win revenue quota, a cost of sales expense target of 4.05% of actual revenue and forecast accuracy. The committee established the performance goal with respect to Mr. Debonis’ design win revenue quota to be difficult for him to achieve. These performance goals provide an appropriate incentive for Mr. DeBonis to take actions that have a positive impact on the company overall and align his interests with the interests of TriQuint’s stockholders. The revenue, design wins and forecast accuracy portions of the award are paid quarterly based on achievement of these goals for each quarter. The cost of sales expense portion of the award is paid annually.

No additional cash incentives were awarded to the named executive officers in 2009.

Long-Term Incentives. TriQuint provides its named executive officers with long-term incentives through the grant of stock options under its stock incentive plans. TriQuint has chosen stock options as a key compensation element because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of TriQuint’s common stock and thus this portion of the executives’ compensation is directly aligned with increases in stockholder returns.

Stock options are granted to executive officers in conjunction with each executive officer’s commencement of employment with TriQuint and upon promotion to executive officer. An officer may also receive an annual grant based on several factors. All of the officers received annual stock option grants in February 2009. There are two types of annual stock option grants: refresh grants and special grants. Refresh grants are based on the recipient’s value and contribution to the company and vest in four equal quarterly increments beginning in the third year from the date of grant. Special grants are designed to retain key performers and vest in equal quarterly increments over the four years following the grant date. When determining the number of stock options to be awarded to an executive officer, the committee considers the following:

(i)	the executive’s current contribution to TriQuint’s performance;

(ii)	the executive’s anticipated contribution in meeting TriQuint’s long-term strategic performance goals; and

(iii)	comparisons to published surveys of executive stock option grants made by companies in our industry peer group discussed above.

Individual considerations, such as the executive’s current and anticipated contributions to TriQuint’s performance, may be more subjective and less measurable by financial results at the corporate level. In this respect, the committee exercises significant judgment in measuring the contribution or anticipated contribution to TriQuint’s performance. The committee also periodically reviews the stock options granted to determine whether there is an equitable distribution of those options among the executive officers.

The committee awarded stock options to each named executive officer in 2009. In determining the size of the awards the committee took into consideration both the performance of the company as well as the Black-Scholes value and percentage of shares outstanding as compared to the company’s peer group of companies. Since the performance of the company was good compared with the peer group with approximately 20% revenue growth and 19% growth in operating income and the value of the awards are generally lower than the peer companies, the committee decided to moderately increase the number of stock options granted to Mr. Quinsey and the other named executives for 2009. The committee decided to moderately increase the number of stock options granted to Mr. Quinsey for 2009 to continue moving him towards a value comparable to our peer group companies. The value of stock option grants the committee awarded to the other named executive officers for 2009 likewise generally remain below our peer group companies, and the committee intends to continue moving them towards a value comparable to our peer group companies.

The company’s stock incentive plans also allow for the award of restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units. To date however, TriQuint has not granted any awards other than stock options. The committee periodically assesses the value of utilizing other equity instruments in executive compensation packages. In addition, the committee evaluates the financial accounting impact of its equity compensation awards as part of its assessment process. Because TriQuint is considered to have high potential growth opportunities, the committee believes that stock options are the most appropriate form of long term incentive for the officers at this time.

Other Compensation Issues

Deferred Compensation. TriQuint provides its named executive officers the opportunity to defer a specified portion of their cash compensation into a non-qualified deferred compensation plan under which TriQuint is obligated to pay accumulated balances on a future date. TriQuint does not contribute any funds to this program and the payout to each participant is affected by any positive or negative investment results from investment alternatives selected by the participant under the deferred compensation plan. TriQuint has chosen to allow these executives to participate in this plan because it believes the deferred compensation plan is a cost effective way to provide executives retirement planning benefits.

Termination and Change in Control Arrangements. All of our named executive officers are covered by our change of control policy that provides for the payment of severance benefits in the event that they are terminated without cause or as a result of death or disability, or resign for good reason, within a specified period of time before or after a change of control. This policy is intended to reinforce and encourage the continued attention and dedication of the management team to their assigned duties without distraction in circumstances arising from the possibility of a change of control of TriQuint. The level of these severance benefits is minimal and is tied to the executive’s annual base salary and targeted cash management incentive opportunity. In addition, each of our named executive officers is also party to an employment letter agreement pursuant to which the executive will receive benefits in the event that they are terminated without cause or resign for good reason other than in connection with a change of control. A more detailed discussion of these agreements can be found under the “Potential Payments Upon Termination or Change of Control” section below.

Stock Ownership Guidelines. In 2009 the committee increased the minimum stock ownership requirements applicable to our named executive officers under our stock ownership guidelines so that their share ownership would represent a more meaningful financial commitment. Under the revised stock ownership guidelines, our chief executive officer must maintain a minimum stock ownership of 25,000 shares of TriQuint stock and the other named executive officers must maintain a minimum stock ownership of 10,000 shares of TriQuint stock. The named executive officers must achieve these levels of stock ownership on a five year timeline, beginning in 2009. As of December 31, 2009, all named executive officers except Mr. Dunn had met the minimum stock ownership requirements under the revised stock ownership guidelines.

Deductibility of Executive Compensation. The committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year for certain executive officers, unless certain exemption requirements are met. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit under Section 162(m). We believe that all taxable compensation in 2009 paid to those of our named executive officers who are covered by Section 162(m) will be fully deductible for federal income tax purposes.

In general, it is the committee’s policy to qualify, to the maximum extent possible, our executives’ compensation for deductibility under applicable tax laws. Stock options generally are designed to satisfy the requirements of Section 162(m) for qualified performance-based compensation. We also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries and certain cash incentives and equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility under Section 162(m).

2009 Summary Compensation Table

The following table sets forth information regarding compensation for the years indicated for each of our named executive officers. Salary includes amounts deferred at the officer’s election.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Ralph G. Quinsey	2009	$413,077	$—	$348,708	$135,692	$11,148	$ 908,626
President and Chief Executive Officer	2008	414,953	40,000	891,924	—	10,554	1,357,431
	2007	369,843	50,000	702,312	57,424	9,117	1,188,696

Steven J. Buhaly	2009	281,398	—	111,393	59,631	10,895	463,317
Chief Financial Officer	2008	285,324	—	167,236	—	10,307	462,867
	2007	74,674	—	535,081	43,903	2,001	655,659

Todd A. DeBonis	2009	246,175	—	106,550	163,099	9,990	525,813
Vice President, Worldwide Sales and Customer Service	2008	246,299	—	181,172	158,254	9,876	595,601
	2007	258,711	—	134,844	106,706	8,435	508,696

Timothy Dunn	2009	258,709	—	106,550	55,569	8,550	429,378
Vice President, Handset	2008	256,652	—	195,108	—	7,228	458,988
	2007	244,846	10,000	89,896	106,095	4,543	455,380

Steven R. Grant	2009	275,756	—	111,393	59,231	6,066	452,445
Vice President, Operations

(1)

These amounts represent the aggregate grant date fair value for stock options granted in 2009, 2008 and 2007 to the indicated Named Executive Officer, computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of any estimated forfeitures. A summary of the assumptions we apply in calculating these amounts is set forth in Note 14 to the Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	For 2009, consists of group term life insurance premiums paid by TriQuint on behalf of each executive and matching contributions to TriQuint’s 401(k) plan for each executive, as follows:

Ralph G. Quinsey	$9,906
Steven J. Buhaly	9,653
Todd A. DeBonis	9,196
Timothy Dunn	7,740
Steven R. Grant	4,824

2009 Grants of Plan-Based Awards Table

The following table sets forth information concerning cash- and option-based awards granted during 2009 to each of the named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)
Ralph G. Quinsey	3/2/2009				360,000	$2.15	$348,708
		118,125	236,250	472,500	—	—	—

Steven J. Buhaly	3/2/2009				115,000	2.15	111,393
	—	53,438	106,875	213,750	—	—	—

Todd A. DeBonis	3/2/2009				110,000	2.15	106,550
					—	—	—

Timothy A. Dunn	3/2/2009	—	—	—	110,000	2.15	106,550
	—	48,375	96,750	193,500	—	—	—

Steven R. Grant	3/2/2009	—	—	—	115,000	2.15	111,393
	—	51,563	103,125	206,250	—	—	—

(1)

These amounts represent the grant date fair value for the stock options granted to the indicated named executive officer in 2009 based on the fair value of these awards computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation.” A summary of the assumptions we apply in calculating these amounts is set forth in Note 14 to the Condensed Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Stock options granted to the named executive officers include both incentive stock options and nonqualified stock options. Stock options are granted at an exercise price equaling 100% of fair market value on the date of grant, have a 10-year term and generally vest in installments over three or four years. See “Compensation Discussion and Analysis—Long-Term Incentives” for a more detailed description of the stock option grants.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual incentive award which is a cash incentive award granted under TriQuint’s management incentive plan. All awards are granted based on the executive’s actual salary and the determined bonus percentages. See “Compensation Discussion and Analysis—Cash Incentives—Management Incentive Plan” for a more detailed description of this program. The management incentive program was suspended for the first quarter of 2009 in light of the economic conditions in early 2009. Amounts in the Bonus column of the Summary Compensation Table represent discretionary cash payments awarded by the compensation committee.

2009 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information relating to equity awards outstanding at December 31, 2009 held by the named executive officers.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Ralph G. Quinsey(1)	500,000	—	$7.21	7/16/2002	7/16/2012
Ralph G. Quinsey(2)	300,000	—	$3.53	4/29/2003	4/29/2013
Ralph G. Quinsey(3)	150,000	—	$3.65	8/18/2005	8/18/2015
Ralph G. Quinsey(4)	43,750	6,250	$4.38	8/23/2006	8/23/2016
Ralph G. Quinsey(5)	100,000	—	$4.38	8/23/2006	8/23/2016
Ralph G. Quinsey(6)	218,750	93,750	$5.18	4/27/2007	4/27/2017
Ralph G. Quinsey(9)	60,000	60,000	$6.52	5/21/2008	5/21/2018
Ralph G. Quinsey(5)	—	200,000	$6.52	5/21/2008	5/21/2018
Ralph G. Quinsey(9)	20,000	100,000	$2.15	3/2/2009	3/2/2019
Ralph G. Quinsey(11)	—	240,000	$2.15	3/2/2009	3/2/2019

Steven J. Buhaly(7)	125,000	125,000	$4.86	9/27/2007	9/27/2017
Steven J. Buhaly(4)	22,500	37,500	$6.52	5/21/2008	5/21/2018
Steven J. Buhaly(10)	2,500	17,500	$2.15	3/2/2009	3/2/2019
Steven J. Buhaly(11)	—	95,000	$2.15	3/2/2009	3/2/2019

Todd A. DeBonis(1)	280,000	—	$6.87	4/21/2004	4/21/2014
Todd A. DeBonis(8)	70,000	—	$3.09	4/26/2005	4/26/2015
Todd A. DeBonis(4)	30,625	4,375	$4.83	3/2/2006	3/2/2016
Todd A. DeBonis(5)	35,000	—	$4.83	3/2/2006	3/2/2016
Todd A. DeBonis(5)	30,000	30,000	$5.18	4/27/2007	4/27/2017
Todd A. DeBonis(5)	—	65,000	$6.52	5/21/2008	5/21/2018
Todd A. DeBonis(10)	1,875	13,125	$2.15	3/2/2009	3/2/2019
Todd A. DeBonis(11)	—	95,000	$2.15	3/2/2009	3/2/2019

Timothy A. Dunn(7)	203,125	46,875	$3.87	7/13/2006	7/13/2016
Timothy A. Dunn(5)	20,000	20,000	$5.18	4/27/2007	4/27/2017
Timothy A. Dunn(4)	15,000	25,000	$6.52	5/21/2008	5/21/2018
Timothy A. Dunn(5)	—	30,000	$6.52	5/21/2008	5/21/2018
Timothy A. Dunn(10)	1,875	13,125	$2.15	3/2/2009	3/2/2019
Timothy A. Dunn(11)	—	95,000	$2.15	3/2/2009	3/2/2019

Steven R. Grant(7)	93,750	206,250	$5.67	7/16/2008	7/16/2018
Steven R. Grant(10)	2,500	17,500	$2.15	3/2/2009	3/2/2019
Steven R. Grant(11)	—	95,000	$2.15	3/2/2009	3/2/2019

(1)

Option vested as to 28% of the shares subject to the option one year after date of grant and as to an additional 2% of the shares subject to the option each month thereafter, so that 100% of the shares subject to the option will be exercisable four years after its date of grant.

(2)	Option vested monthly over four years.

(3)	Option vested in monthly installments commencing 7/1/07 and ending 6/1/08.

(4)	Option vests quarterly over four years commencing on the first quarterly vest date after grant. Quarterly vesting dates are March 1, June 1, September 1 and December 1.

(5)	Option vests in four quarterly installments commencing on the ninth quarterly vest date after grant. Quarterly vesting dates are March 1, June 1, September 1 and December 1.

(6)	Option vested 9,375 shares on 9/1/07, 12/1/07, 3/1/08 and 6/1/08; 21,875 shares on 9/1/08, 12/1/08, 3/1/09 and 6/1/09; 46,875 shares on 9/1/09, 12/1/09 and 3/1/10. 46,875 shares will vest on 6/1/10.

(7)

Option vests 25% on the first quarterly vest date following 12 months from the date of grant and 6.25% on each of the next twelve quarterly vest dates. Quarterly vest dates are March 1, June 1, September 1 and December 1.

(8)	Option vested in 12 monthly installments in the third year after grant.

(9)	Option vests quarterly over three years.

(10)	Option vests quarterly over four years.

(11)	Option vests in four quarterly installments commencing on the ninth quarter after grant.

None of the executive officers exercised stock options during 2009.

2009 Nonqualified Deferred Compensation Table

The following table provides information relating to nonqualified deferred compensation during 2009 for the named executive officers.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Ralph G. Quinsey	$—	$133	$617
Steven J. Buhaly	—	(2,398)	25,499
Todd A. DeBonis	40,775	78,738	303,739
Steven R. Grant	910	279	1,337

(1)	These amounts were also included in the Salary column of the Summary Compensation Table above.

(2)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for this year and 2008 and 2007.

Name	Reported for 2009 ($)	Reported for 2008 ($)	Reported for 2007 ($)	Total ($)
Steven J. Buhaly	—	43,965	—	43,965
Todd A. DeBonis	40,775	80,512	53,312	174,599
Steven R. Grant	910	148	—	1,058

Under TriQuint’s nonqualified deferred compensation plan, which TriQuint adopted in October 2004, the named executive officers may defer a portion of their cash compensation up to a maximum of 50% of base salary and 100% of other eligible compensation, which includes profit-sharing, cash bonuses, paid time off cashouts and commissions. All amounts deferred under the plan will be credited to the respective named executive officer’s accounts under the plan and treated as though invested in eligible investment options selected by the officer from among the options available under the plan. The available investment options are selected by TriQuint’s investment committee from among the investment options available to participants in the company’s 401(k) plan. Each officer’s account will be adjusted for notional investment returns based on the performance of the investment funds selected by the officer.

Each participant must elect at the time the participant files his or her deferral election for any plan year, to have compensation deferrals for that plan year paid or commence to be paid: following the participant’s separation from service, death or disability; following a change in control of TriQuint; or on a specified date that occurs earlier. In addition, each participant must elect from the following forms of payment: lump sum cash payment; 20 quarterly installments; 40 quarterly installments; or 60 quarterly installments. A participant can also withdraw amounts from his or her account if the participant experiences an unforeseeable emergency. A participant may change his or her elections as to the time and form of payment, provided the participant does so at least 12 months before payment would have been made or have commenced to be made and the change results in the payment (or commencement of payment) being delayed for at least five years, but not more than ten years, and meets certain other requirements established by Section 409A of the Internal Revenue Code. This five-year delay does not apply to payments made on account of death, disability or unforeseeable emergency. If a participant who is a “specified employee,” as defined in Section 409A of the Internal Revenue Code, at the time of his or her separation from service has elected to have any portion of his or her account paid or commence to be paid upon his or her separation from service, then such payments will be delayed until six months after the participant’s separation from service. As of December 31, 2008, each of the named executive officers was a specified employee. In addition, the maximum amount that may be distributed to a “covered employee” under Section 162(m) of the Internal Revenue Code will not exceed $1 million dollars less the amount of compensation paid to the participant in that plan year that is not “performance based” under Section 162(m), and the remainder will be distributed in the next plan year, subject to the application of this same limitation and the applicable requirements of Section 409A. If a participant dies prior to the complete distribution of his or her account, any remaining amounts will be distributed to the participant’s beneficiary in accordance with the payment elections made by the participant.

Potential Payments Upon Termination or Change of Control

Employment Agreements

Pursuant to the terms of our employment letter agreement with Mr. Quinsey, our president and chief executive officer, in the event that we terminate Mr. Quinsey’s employment without cause or he terminates for good reason, we must provide Mr. Quinsey a lump sum payment equal to one year’s compensation at Mr. Quinsey’s then-current base salary, and health and life insurance benefits at TriQuint’s expense for 12 months. In addition, the furthest out 12 months of unvested Option Shares will automatically become fully vested. In the event of disability or death, Mr. Quinsey or his estate will receive all severance benefits payable under his termination agreement above and any other benefits payable under our then existing benefit plans and policies.

Pursuant to our employment letter agreement with Mr. Buhaly, our vice president of finance, chief financial officer and secretary, in the event of termination without cause or resignation for good reason, Mr. Buhaly will receive 12 months of base salary and 12 months of health and life insurance.

Pursuant to our employment letter agreement with Mr. DeBonis, our vice president of worldwide sales, in the event of termination without cause or resignation for good reason, Mr. DeBonis will receive 12 months of base salary and 12 months of health and life insurance, which will cease upon Mr. DeBonis’ subsequent employment or consulting arrangement.

Pursuant to our employment letter agreement with Mr. Dunn, vice president and general manager of the Mobile Devices Business Unit, in the event of termination without cause or resignation for good reason, Mr. Dunn will receive 12 months of base salary and 12 months of health and life insurance benefits. Severance benefits will discontinue immediately upon his acceptance of subsequent employment or consulting agreements.

Pursuant to our employment letter agreement with Mr. Grant, our vice president and general manager of Worldwide Operations, in the event of termination without cause or resignation for good reason, Mr. Grant will receive 12 months of base salary and 12 months of health and life insurance.

Pursuant to the company’s employment agreements, the term “termination for cause” means a termination of employment by the company for any of the following reasons: (i) intentional failure to perform assigned duties; (ii) personal dishonesty; (iii) incompetence, as measured against standards generally prevailing in the industry; (iv) willful misconduct; (v) any breach of fiduciary duty involving personal profit; (vi) willful violation of any domestic or international law, rule, regulation or final cease and desist order; or (vii) any sexual or other harassment of others.

Pursuant to our employment agreements, a “resignation for good reason” is deemed to occur if the employee resigns employment within sixty (60) days of the occurrence of any of the following that occur without the employee’s written consent: (i) a loss of the title; (ii) a material reduction in duties or responsibilities; (iii) any reduction in base salary or any target bonus (other than a reduction comparable in percentage to a reduction affecting TriQuint’s executives generally); (iv) any material reduction in benefits (other than a reduction affecting TriQuint’s personnel generally); or (v) a company-mandated relocation of the employee’s principal place of employment or current principal residence by more than 50 miles from its respective location immediately prior to the resignation.

Change of Control Policy

If a Change of Control occurs while the policy is in effect and an eligible officer’s employment is terminated during a Change of Control Window (i) by company for reasons other than Cause or the officer’s death or Disability, or (ii) by the officer for Good Reason, then the officer will be entitled to the benefits described below, as long as the officer signs and does not revoke a general release of claims in a form satisfactory to TriQuint. “Change of Control Window” is defined as ninety days prior to, and ending twelve months after, the effective date of any Change of Control. Benefits include:

•	Continuation of base salary for twelve months;

•	A payment equivalent to the officer’s target bonus for the previous twelve months, payable in 26 installments at regular payroll intervals;

•	Payment of COBRA premiums for twelve months, as long as the officer is eligible for and properly elects COBRA coverage;

•	The closest in 24 months’ worth of the officer’s unvested option shares will vest;

•	The period in which the officer may exercise any vested options will be extended from 90 days to twelve months following his or her termination; and

•	All payments will be net of applicable withholding.

Pursuant to the agreement, “Change of Control” means TriQuint is a party to a transaction in which it is sold to, merged, consolidated, reorganized into or with, or its assets are transferred or sold to another entity, after which the holders of voting securities of TriQuint immediately prior to the transaction, including voting securities issuable upon exercise or conversion of vested options, warrants or other securities or rights, hold (directly or indirectly) less than a majority of the combined voting power of the then-outstanding securities of the surviving entity.

Pursuant to the agreement, “Cause” means that the officer committed any one or more of the following: (i) intentional failure to perform assigned duties; (ii) incompetence in carrying out his or her duties, as measured against standards generally prevailing in the industry; (iii) theft, embezzlement, fraud, misappropriation of funds, other acts of dishonesty or the violation of any law or ethical rule relating to the officer’s employment with TriQuint; (iv) a felony or any act involving moral turpitude; (v) the violation of a material company policy or procedure, or the breach of any material provision of this policy or any confidentiality, assignment of rights, non-competition, or non-solicitation agreement between the officer and TriQuint, and if such violation or breach is susceptible of cure, the failure to effect such cure within 30 days after written notice of the violation is given to the officer; or (vi) a breach of the officer’s fiduciary duty to TriQuint.

Pursuant to the agreement, “Good Reason” means the occurrence of any of the following and TriQuint’s failure to cure within 30 days after TriQuint’s receipt of written notice from the officer asserting that Good Reason exists and specifying such cause: (i) a material reduction in the officer’s responsibilities as in effect immediately prior to the Change of Control, or any removal of the officer from, or any failure to re-elect the officer to positions immediately prior to the Change of Control, which has the effect of materially diminishing his or her responsibility or authority, as determined by the compensation committee as comprised immediately prior to the Change of Control, (iii) a reduction in the officer’s base salary or any target bonus (other than a reduction comparable in percentage to a reduction affecting TriQuint’s executives generally) as in effect immediately prior to the Change of Control; or (iv) a company-mandated relocation of the officer’s principal place of employment or current principal residence by more than 50 miles immediately prior to the resignation.

The following table shows the potential payments upon termination for various reasons, including termination without cause or for good reason, a change of control, disability and death, for or our named executive officers, as of December 31, 2009:

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause or For Good Reason Termination	Involuntary Not For Cause or For Good Reason Termination Upon or After a Change of Control	Disability	Death
Ralph G. Quinsey:
Compensation:
Base Pay	$—	$420,000	$420,000	$420,000	$420,000
Target Bonus(1)	—	—	$315,000	—	—

Long Term Incentive Compensation:
Stock Options(2)	$1,078,000	$1,078,000	$52,404	—	$1,078,000

Benefits & Perquisites:
Life Insurance Proceeds	—	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	—	$500,000
Travel Death Proceeds(3)	—	—	—	—	$1,000,000
Short Term Disability(4)	—	—	—	$46,800	—
Long Term Disability(5)	—	—	—	$1,344,000	—
Life & Health Insurance Premiums(6)	—	$18,785	$16,260	$18,785	$18,785

Todd A. DeBonis:
Compensation:
Base Pay	$—	$245,500	$245,500	$—	$—
Target Bonus(1)	—	—	$171,850	—	—

Long Term Incentive Compensation:
Stock Options(2)	—	—	$44,156	—	—

Benefits & Perquisites:
Life Insurance Proceeds	—	—	—	—	$491,000
Accidental Death Proceeds	—	—	—	—	$491,000
Travel Death Proceeds(3)	—	—	—	—	$1,000,000
Short Term Disability(4)	—	—	—	$46,800	—
Long Term Disability(5)	—	—	—	$2,112,000	—
Life and Health Insurance Premiums(6)	—	$18,785	$16,260	—	—

Executive Benefit and Payments Upon Separation	Voluntary Termination, Retirement or For Cause Termination	Involuntary Not For Cause or For Good Reason Termination	Involuntary Not For Cause or For Good Reason Termination Upon or After a Change of Control	Disability	Death
Timothy A. Dunn:
Compensation:
Base Pay	$—	$258,000	$258,000	$—	$—
Target Bonus(1)	—	—	$129,000	—	—

Long Term Incentive Compensation:
Stock Options(2)	—	—	$110,281	—	—

Benefits & Perquisites:
Life Insurance Proceeds	—	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	—	$500,000
Travel Death Proceeds(3)	—	—	—	—	$1,000,000
Short Term Disability(4)	—	—	—	$46,800	—
Long Term Disability(5)	—	—	—	$1,824,000	—
Life and Health Insurance Premiums(6)	—	$18,785	$16,260	—	—

Steven J. Buhaly:
Compensation:
Base Pay	$—	$285,000	$285,000	$—	$—
Target Bonus(1)	—	—	$142,500	—	—

Long Term Incentive Compensation:
Stock Options(2)	—	—	$90,500	—	—

Benefits & Perquisites:
Life Insurance Proceeds	—	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	—	$500,000
Travel Death Proceeds(3)	—	—	—	—	$1,000,000
Short Term Disability(4)	—	—	—	$46,800	—
Long Term Disability(5)	—	—	—	$1,344,000	—
Life & Health Insurance Premiums(6)	—	$18,785	$16,260	—	—

Steven R. Grant:
Compensation:
Base Pay	$—	$275,000	$275,000	$—	$—
Target Bonus(1)	—	—	$137,500	—	—

Long Term Incentive Compensation:
Stock Options(2)	—	—	$26,812	—	—

Benefits & Perquisites:
Life Insurance Proceeds	—	—	—	—	$500,000
Accidental Death Proceeds	—	—	—	—	$500,000
Travel Death Proceeds(3)	—	—	—	—	$1,000,000
Short Term Disability(4)	—	—	—	$46,800	—
Long Term Disability(5)	—	—	—	$1,632,000	—
Life & Health Insurance Premiums(6)	—	$18,785	$16,260	—	—

(1)	The amount is equivalent to the officer’s target bonus for the previous 12 months, payable in 26 installments at regular payroll intervals.

(2)

The amount listed represents the estimated potential incremental value of accelerated vesting of the stock options under the applicable termination scenario as described above, which is calculated as the difference between the aggregate exercise price of all accelerated stock options and the aggregate market value of the underlying shares calculated based on the closing market price of our stock on December 31, 2009, which was $6.00 per share.

(3)	Payable only if death occurs during travel for business.

(4)	The amount listed represents the total obligation to be paid on a weekly basis over a maximum 26 week period upon incidence of disability.

(5)	The amount listed represents the total obligation to be paid on a weekly basis, until the respective officer reaches the age of 67, immediately following termination of short-term benefits.

(6)	The amount listed represents the total annual obligation for premiums, to be paid monthly, for a maximum of 12 months following termination, death or disability.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2009 and this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Dr. Walden C. Rhines—Chairman

Mr. Charles Scott Gibson

Mr. Nicolas Kauser

OTHER COMPENSATION DISCLOSURE

2009 Stock Options Exercises

To provide additional information regarding stock options exercised by all participants in our equity compensation plans, the following table provides information relating to stock options exercised during 2009 by the named executive officers as a group, members of the board of directors as a group and all other employees and other executive officers as a group.

	Year the Options were Granted
Group	Previous Years	2005	2006	2007	2008	2009	Total	FASB ASC Topic 718 expense(2)
Named Executive Officers:
Number of shares acquired on exercise (#)	—	—	—	—	—	—	—
Value Realized on Exercises ($)	$—	$—	$—	$—	$—	$—	$—	$1,535,863

Directors
Number of shares acquired on exercise (#)	—	35,000	17,500	17,500	—	—	70,000
Value Realized on Exercises ($)	$—	$123,945	$33,065	$34,520	$—	$—	$191,530	$288,815

All Other Employees and Other Executive Officers
Number of shares acquired on exercise (#)	1,086,313	434,016	596,568	230,070	102,236	7,069	2,456,272
Value Realized on Exercises ($)	$3,101,870	$1,582,085	$1,396,995	$517,348	$166,686	$35,043	$6,800,027	$11,749,496

Total
Number of shares acquired on exercise (#)	1,086,313	469,016	614,068	247,570	102,236	7,069	2,526,272
Value Realized on Exercises ($)	$3,101,870	$1,706,030	$1,430,060	$551,868	$166,686	$35,043	$6,991,557	$14,184,125

Dilutive Effect (#)(1)	652,542	223,940	416,378	141,438	79,264	2,232	1,515,794

(1)

Calculated using the treasury stock method by multiplying the total cash received by TriQuint upon exercise of the option divided by the closing price per share of TriQuint’s common stock on the stock option exercise date. The dilutive effect of the options exercised in 2009 as a percentage of total number of shares exercised in 2009 is 62%. The dilutive effect of the options exercised in 2009 as a percentage of total shares outstanding as of December 31, 2009 is 1%.

(2)

Total FASB ASC Topic 718 expense recognized in the financial statements in 2009 for each of the groups. The value that the groups above realized on options exercised in 2009 as a percentage of equity compensation expense recognized in 2009 was 49%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND

DIRECTOR INDEPENDENCE

Since January 1, 2009, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than the compensation agreements described in “Executive Compensation.”

We have agreed to indemnify certain current and former directors and officers of our company for reasonable costs and expenses incurred by these individuals in connection with certain civil actions and governmental investigations relating to our past stock option granting practices. Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse our company in the event that it is subsequently determined that the individual is not entitled to indemnification under our bylaws or applicable law.

Policies and Procedures for Approving Transactions with Related Persons

The audit committee of the board of directors has the responsibility to review and approve related person transactions, either in advance or when we become aware of a related person transaction that was not reviewed and approved in advance, but neither the audit committee nor the board has adopted a written policy or procedures governing its approval of transactions with related persons.

ANNUAL REPORT ON FORM 10-K

A copy of our 2009 Annual Report to Stockholders accompanies this Proxy Statement. We will provide, without charge, upon the request of any beneficial owner of shares of our common stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC. Requests should be made by accessing the www.proxyvote.com website and entering your 12 digit control number found on the notice that you received.

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our annual report to stockholders and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail.

The annual report to stockholders and this proxy statement are available at our website at http://www.triquint.com/investors/materials/filings/. We will deliver promptly upon written or oral request a separate copy of the annual report and this proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or this proxy statement, contact us at:

Investor Relations

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

(503) 615-9000

info-finance@tqs.com

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you are a beneficial owner, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. We urge you to promptly vote your shares as directed in the proxy card or notice of internet availability of our proxy materials. Stockholders who are present at the annual meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

THE BOARD OF DIRECTORS OF

TRIQUINT SEMICONDUCTOR, INC.

TRIQUINT SEMICONDUCTOR, INC. 2300 N.E.BROOKWOOD PKWY HILLSBORO, OR 97124	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1.	Election of Directors
	Nominees			For	Against	Abstain
01	Dr. Paul A. Gary			0	0	0
02	Charles Scott Gibson			0	0	0
03	David H.Y. Ho			0	0	0
04	Nicolas Kauser			0	0	0
05	Ralph G. Quinsey			0	0	0
06	Dr. Walden C. Rhines			0	0	0
07	Steven J. Sharp			0	0	0
08	Willis C. Young			0	0	0
The Board of Directors recommends you vote FOR the following proposal(s):
				For	Against	Abstain
2	To ratify the audit committee’s appointment of KPMG LLP as TriQuint’s independent registered public accounting firm for the year ending December 31, 2010.			0	0	0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, 2009 Annual Report is/are available at www.proxyvote.com.

TRIQUINT SEMICONDUCTOR, INC.

Annual Meeting of Stockholders

May 13, 2010 4:00 PM

This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Ralph G. Quinsey and Steven J. Buhaly, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TRIQUINT SEMICONDUCTOR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 04:00 PM PDT on May 13, 2010, at 2300 NE Brookwood Pkwy, Hillsboro, OR, 97124, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If the signed proxy is returned and no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The proxies are authorized to vote in their discretion upon such other matters as may properly come before the annual meeting.

Continued and to be signed on reverse side